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                                                                   Exhibit 10.15


                           CHANGE IN CONTROL AGREEMENT

         THIS CHANGE IN CONTROL AGREEMENT ("Agreement") dated as of August 1, 2000 (the "Effective Date") is entered by and between __________________________("Executive") and Weider Nutrition Group, Inc., a Utah corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short and long term profitability, growth and financial strength of the Company;

         WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists;

         WHEREAS, the Company desires to assure itself of both present and future continuity of management;

         WHEREAS, the Company wishes to ensure that Executive is not practically disabled from discharging his duties in respect of a proposed or actual transaction involving a Change in Control; and

         WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company.

         NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

         1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

              (a) "Affiliate" shall mean a domestic or foreign business entity controlled by, controlling, under common control with, or in a joint venture with, the applicable person or entity.

              (b) "Board" shall mean the Board of Directors of the Company.

              (c) "Cause" shall mean Executive's:

                  (i) Fraud, misappropriation, embezzlement, or other act of material misconduct against the Company or any of its Affiliates;


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                  (ii)  Substantial and willful failure to perform specific and lawful directives of the Board, as reasonably determined by the Board;

                  (iii) Willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company; or

                  (iv) Conviction of or plea of guilty or nolo contendere to a felony.

              (d) "Change in Control" shall mean the occurrence during the Term of this Agreement (as set forth in Section 2) of both (i) and (ii), below:

                  (i) Change in the Board. A change in the composition of the Board over a period of twelve consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board; and

                  (ii)  One of:

                        (A) Sale of Assets. The sale of all or substantially all of the assets and business of the Company in substantially a single transaction;

                        (B) Merger. The merger or consolidation of the Company with and into another corporation if, following such merger or consolidation, persons who were not direct or indirect shareholders of the Company immediately prior to such event (other than persons in which such original shareholders themselves have an interest) ("New Shareholders"), will collectively own stock in the surviving corporation representing both (A) more than 30% of the surviving corporation's total equity value and (B) more than that percentage of the surviving corporation's total equity value owned by the Weider Group, provided, however, that such merger or consolidation shall not be covered by this paragraph (ii) if the Weider Group owns 30% or more of the surviving corporation's total equity value and no New Shareholders who constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, own more than that percentage of the surviving corporation's total equity value owned by the Weider Group; or

                        (C) Sale of Stock. Acquisition of 50% or more of the fair market value of the outstanding capital stock of the Company by one or more other persons if, following such acquisition, persons who were not direct or indirect shareholders of the Company immediately prior to such event (other than persons in which such original shareholders themselves have an interest), will collectively own stock of the Company representing more than 50% of the Company's total equity value.


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              (e) "Change in Control Value" shall mean the value per share of
Common Stock as of the effective time of any Change in Control, as determined in good faith by the Board or any committee thereof.

              (f) "Code" shall mean Internal Revenue Code of 1986, as amended.

              (g) "Common Stock" shall mean the Company's Class A Common Stock, par value $0.01 per share.

              (h) "Exercise Price" shall mean the exercise price per share of Common Stock subject to an Option.

              (i) "Good Reason" shall mean any of the following events which is not cured by the Company within 15 days after written notice thereof is provided to the Company by Executive: (i) any material reduction in the total amount of Executive's base salary or bonus; (ii) any material adverse change in Executive's job titles, duties, responsibilities, perquisites or authority without Executive's consent; or (iii) any involuntary relocation of Executive's principal place of business to a location more than 50 miles from Executive's current principal place of business.

              (j) "New Option Spread" shall mean, solely with respect to any Option granted to Executive on or following the Effective Date that is outstanding immediately prior to a Change in Control, the product of (i) the aggregate number of shares of Common Stock subject to such Option and (ii) the excess of (A) the Change in Control Value over (B) the Exercise Price.

              (k) "Option" shall mean an option to purchase shares of Common Stock granted by the Company to Executive.

              (l) "Weider Group" shall mean Weider Heath and Fitness, a Nevada corporation (or its successor) and its Affiliates.

         2. Term of Agreement. This Agreement shall be effective with respect to any Change in Control that is both (i) subject to a definitive written purchase, sale, merger or similar agreement entered into during the period beginning on the Effective Date and ending on the expiration of 12 months following the Effective Date and (ii) consummated on or prior to the expiration of 18 months following the Effective Date.

         3.   Retention Bonus. In the event that:

              (a) Executive continues his employment with the Company through the effective date of a Change in Control,

              (b) Executive's employment is terminated by the Company without Cause prior to the effective date of a Change in Control, or


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              (c) Executive terminates his employment with the Company for Good
Reason,

the Company shall pay to Executive a lump-sum cash bonus (the "Retention Bonus") in the amount of the excess of (x) $________, over (y) the New Option Spread. The Retention Bonus shall be payable by the Company to Executive within 30 days following the effective date of the Change in Control.

         4. Parachute Payments. Notwithstanding any other provision of this Agreement, to the extent Executive would be subject to the excise tax under
Section 4999 of the Code on the payment made under Section 3 hereof and any other payments or benefits Executive would receive from the Company and its Affiliates required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amount payable under this Agreement shall be automatically reduced to an amount one dollar less than that, when combined with such other amounts and benefits required to be so included, would subject Executive to the excise tax under Section 4999 of the Code; provided, however, that payments made under this Agreement shall be so reduced only if the reduced amount received by Executive would be greater than the unreduced amount to be received by Executive less the excise tax payable under
Section 4999 of the Code on such amount and the other amounts and benefits received by Executive and required to be included in the calculation of a parachute payment for purposes of Sections 280G and 4999 of the Code.

         5.   Successors and Binding Agreement.

              (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control) to the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons directly or indirectly acquiring the business or assets of the Company in a transaction constituting a Change in Control (and such successor shall thereafter be deemed the "Company" for the purpose of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

              (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

              (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 4(a) and 4(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a


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security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 4(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

         6. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or DHL, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         7. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

         8. Governing Law; Jurisdiction. The laws of the state of Utah shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding against Executive, with respect to this Agreement, or any judgment entered by any court in respect of any of such, may be brought in any court of competent jurisdiction in the State of Utah, and Executive hereby submits to the jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

         9. Confidentiality. Executive agrees that, without the prior written consent of the Chief Executive Officer of the Company or except as required by law, Executive will not disclose to any person the existence or contents of this Agreement or that discussions or negotiations are taking place concerning a possible merger, sale or similar transaction between the Company and a third party or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

         10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the


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entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

         11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.



                            [signature page follows]


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.


                                       WEIDER NUTRITION GROUP, INC.




                                       By:______________________________________


                                       Title:___________________________________



                                       _________________________________________
                                       (Executive)


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